Exhibit 10.6

WILLIAMS SCOTSMAN OF CANADA, INC.

as Guarantor

- to and in favour of -

BANK OF AMERICA, N.A.
DEUTSCHE BANK TRUST COMPANY AMERICAS
CITICORP USA, INC.
WELLS FARGO BANK, N.A.
LEHMAN COMMERCIAL PAPER INC.
BANC OF AMERICA SECURITIES LLC
DEUTSCHE BANK SECURITIES INC.
AND
THE OTHER FINANCIAL INSTITUTIONS
PARTY FROM TIME TO TIME TO THE AMENDED AND RESTATED CREDIT
AGREEMENT
AND
THE INTEREST RATE CREDITORS

collectively, as Secured Creditors

and

BANK OF AMERICA, N.A.

as Collateral Agent

AMENDED AND RESTATED CANADIAN SUBSIDIARY GUARANTEE

June 28, 2005

DAVIES WARD PHILLIPS & VINEBERG LLP

AMENDED AND RESTATED CANADIAN SUBSIDIARY GUARANTEE

Guarantee dated as of March 26, 2002, amended and restated as of June 28, 2005, made by WILLIAMS SCOTSMAN OF CANADA, INC., a corporation incorporated and existing under the laws of the Province of Ontario, to and in favour of the Secured Creditors.

WHEREAS:

(a)           Williams Scotsman International, Inc. (formerly known as Scotsman Holdings, Inc.) (“Holdings”) and Williams Scotsman, Inc. (the “Borrower”), are parties to a certain Credit Agreement, dated as of March 26, 2002, with the lenders party thereto, Deutsche Bank Trust Company Americas (“DBTCA”), as administrative agent, and certain other Persons, as amended by a First Amendment, dated as of February 27, 2003, a Second Amendment, dated as of August 11, 2003, a Third Amendment, dated as of December 22, 2003, a Fourth Amendment, dated as of September 24, 2004 and a Fifth Amendment, dated as of April 15, 2005 (as so amended, the “Existing Credit Agreement”);

(b)           the Guarantor is the wholly-owned subsidiary (as construed in accordance with the Business Corporations Act (Ontario)) of the Borrower;

(c)           it was a condition precedent to the making of loans to, and the issuance of, and participation in, letters of credit for the account of the Borrower under the Existing Credit Agreement that the Guarantor shall have executed and delivered the Canadian Subsidiary Guarantee, dated as of March 26, 2002 (as amended, modified or supplemented through, but not including, the Effective Date, the “Original Canadian Subsidiary Guarantee”);

(d)           Bank of America, N.A. (“BofA”) and DBTCA have purchased from the other lenders party to the Existing Credit Agreement all of such lenders’ right, title and interest in and to the Existing Credit Agreement and the documents and instruments executed and delivered in connection therewith (with certain exceptions), all pursuant to a certain Assignment and Assumption Agreement (the “Bank Assignment Agreement”), dated as of the Effective Date, among BofA, DBTCA, the other lenders party to the Existing Credit Agreement, the administrative agent and collateral agent under the Existing Credit Agreement, the Borrower and Holdings;

(e)           Holdings, the Borrower, the financial institutions from time to time party thereto (the “Lenders”), BofA, as Administrative Agent (together with any successor administrative agent, the “Administrative Agent”), DBTCA, as Syndication Agent, Citicorp USA, Inc., Wells Fargo Bank, N.A. and Lehman Commercial Paper Inc., as Co-Documentation Agents, and Banc of America Securities LLC and Deutsche Bank Securities Inc., as Co-Lead Arrangers and Joint Book Runners, desire to amend and restate the Existing Credit Agreement in its entirety and have entered into an Amended and Restated Credit Agreement, dated as of the Effective Date, (as further amended, modified, extended, renewed, replaced, restated or supplemented from time to time, and including any agreement or agreements extending the maturity of, or refinancing or restructuring (including, but not limited to, the inclusion of additional borrowers or guarantors thereunder or any increase in the amount borrowed) all or any portion of, the indebtedness under such agreement or any successor agreement or agreements, whether or not with the same agent, trustee, representative, lenders or holders, the “Amended and Restated Credit Agreement”), providing for the amendment and restatement of the Existing Credit Agreement and the making of Loans and the issuance of, and participation in, Letters of Credit for the account of the Borrower as contemplated therein (the Lenders, each Issuing Lender, the Administrative Agent and its affiliates, the Collateral Agent and each other Agent (as defined in the Amended and Restated Credit Agreement) are herein called the “Bank Creditors”);

(f)            the Borrower may from time to time be party to one or more interest rate agreements (including, without limitation, interest rate swaps, caps, floors, collars, and similar agreements) (collectively, the “Interest Rate Agreements”) with BofA, any Lender, any affiliate thereof or a syndicate of financial institutions organized by BofA or an affiliate of BofA (even if BofA or any such Lender ceases to be a Lender under the Amended and Restated Credit Agreement for any reason), and any institution that participates, and in each case their subsequent assigns, in such Interest Rate Agreement (collectively, the “Interest Rate Creditors”, and the Interest Rate Creditors together with the Bank Creditors, collectively, the “Secured Creditors”);

(g)           it is a condition to the effectiveness of the amendment and restatement of the Existing Credit Agreement as contemplated by the Amended and Restated Credit Agreement and to the making of Loans to the Borrower and the issuance of, and participation in, Letters of Credit for the account of the Borrower under the Amended and Restated Credit

Agreement that the Guarantor shall have executed and delivered this Guarantee; and

(h)           the Guarantor will obtain benefits from the aforesaid amendment and restatement of the Existing Credit Agreement and from the incurrence of Loans by the Borrower and the issuance of Letters of Credit for the account of the Borrower under the Amended and Restated Credit Agreement and the Borrower’s entering into Interest Rate Agreements and, accordingly, desires to execute this Guarantee in order to satisfy the conditions described in the preceding paragraph and to induce the Lenders to make Loans to the Borrower and participate in Letters of Credit to induce the Issuing Lender to issue Letters of Credit for the account of the Borrower and to induce the Interest Rate Creditors to enter into Interest Rate Agreements with the Borrower;

(i)            the Guarantor has, contemporaneously herewith, executed and delivered to the Collateral Agent for the benefit of and as agent of the Secured Creditors, the Guarantor Security Documents as continuing collateral security for the obligations of the Guarantor under this Guarantee.

NOW THEREFORE, in consideration of the foregoing and other benefits accruing to the Guarantor, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby makes the following representations and warranties to the Secured Creditors and hereby covenants and agrees with each Secured Creditor as follows:

ARTICLE 1
DEFINITIONS

Section 1.1            Defined Terms.

As used in this Guarantee and the recitals hereto, the following terms have the following meanings:

“Administrative Agent” means BofA acting as administrative agent for the Lenders under the Amended and Restated Credit Agreement and any successor appointed pursuant to the Amended and Restated Credit Agreement, and its permitted assigns.

“Amended and Restated Credit Agreement” means the amended and restated credit agreement dated as of the Effective Date among Holdings, the Borrower, the Lenders, the Administrative Agent, Deutsche Bank Trust Company Americas, as syndication agent, Citicorp USA, Inc., Wells Fargo

Bank, N.A. and Lehman Commercial Paper Inc., as co-documentation agents, and Banc of America Securities LLC and Deutsche Bank Securities Inc., as co-lead arrangers and joint book runners, as the same may from time to time be amended, modified, extended, renewed, restated, or supplemented and including any agreement extending the maturity of (including the inclusion of additional borrowers thereunder or any increase in the amount borrowed) all or any portion of the indebtedness under such agreement.

“Amended and Restated Credit Agreement Obligations” has the meaning ascribed thereto in Section 2.1(1)(a).

“Bank Creditors” means, collectively, the Lenders, the Collateral Agent, the Issuing Lender, the Syndication Agent, the Co-Documentation Agent, the Administrative Agent and the Co-Lead Arrangers and Joint Book Runners.

“Borrower” means Williams Scotsman, Inc., a corporation incorporated and existing under the laws of the State of Maryland, and its successors and permitted assigns.

“BofA” means Bank of America, N.A. and any successor thereto.

“Business Day” means any day excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day in which banking institutions are authorized by law or other governmental actions to close.

“Class” has the meaning ascribed thereto in Section 5.5.

“Co-Documentation Agent” means, collectively, Citicorp USA, Inc., Wells Fargo Bank, N.A. and Lehman Commercial Paper Inc. acting as co-documentation agents under the Amended and Restated Credit Agreement and any successors appointed pursuant to the Amended and Restated Credit Agreement, and their respective permitted assigns.

“Co-Lead Arrangers and Joint Book Runners” means Banc of America Securities LLC and Deutsche Bank Securities Inc., as the co-lead arrangers and joint book runners, and their respective successors and permitted assigns.

“Collateral Agent” means BofA acting as collateral agent for the Secured Creditors, and any successor thereto appointed pursuant to the Amended and Restated Credit Agreement, and its permitted assigns.

“Credit Documents” means, collectively, the Amended and Restated Credit Agreement and all other Credit Documents (as such term is defined in the Amended and Restated Credit Agreement).

“Credit Parties” means, collectively, Holdings, the Borrower and the Subsidiary Guarantors.

“Effective Date” means June 28, 2005.

“Event of Default” means any Event of Default under, and as defined in, the Amended and Restated Credit Agreement and shall in any event include any payment default on any of the Guaranteed Obligations after the expiration of any applicable grace period.

“Guarantee” means this guarantee as amended, modified or supplemented from time to time.

“Guaranteed Obligations” means, collectively, the Amended and Restated Credit Agreement Obligations and the Interest Rate Obligations.

“Guarantor” means Williams Scotsman of Canada, Inc., a corporation incorporated and existing under the laws of the Province of Ontario, and its successors and permitted assigns.

“Guarantor Security Documents” means the amended and restated security agreement of even date herewith made by the Guarantor in favour of the Collateral Agent and any other security granted to the Collateral Agent or any Secured Creditor as security for the obligations of the Guarantor under this Guarantee and the other Credit Documents to which it is a party.

“Holdings” means Williams Scotsman International, Inc. and its successors.

“Insolvency Legislation” means any law relating to bankruptcy, insolvency, reorganization or relief of debtors including the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada), Title 11 of the United States Code entitled “Bankruptcy” or any comparable or similar legislation in effect in any applicable jurisdiction.

“Intercorporate Indebtedness” has the meaning ascribed thereto in Section 3.5(1).

“Interest Rate Agreement” means any interest rate agreement (including interest rate swaps, caps, floors, collars and similar agreements) between the Borrower and any Interest Rate Creditor.

“Interest Rate Creditors” means, collectively, any Lender or a syndicate of financial institutions organized by BofA or an affiliate of BofA (even if BofA or any such Lender subsequently ceases to be a Lender under the Amended and Restated Credit Agreement for any reason) and any institution that participates, and in each case their subsequent assigns, in any Interest Rate Agreement with the Borrower.

“Interest Rate Obligations” has the meaning ascribed thereto in Section 2.1(1)(b).

“Issuing Lender” has the meaning ascribed thereto in the Amended and Restated Credit Agreement.

“Lenders” means, collectively, the financial institutions listed from time to time on Schedule I to the Amended and Restated Credit Agreement, as lenders, as well as any Person which becomes a Lender pursuant to Section 11.6 of the Amended and Restated Credit Agreement, and their respective successors and assigns.

“Material Adverse Effect” means a material adverse effect on (i) the business, operations, property, assets, liabilities or condition (financial or otherwise) of the Borrower or of Holdings, the Borrower and their respective Subsidiaries taken as a whole, (ii) the value of Collateral or the amount which the Administrative Agent, the Collateral Agent and the Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral, (iii) the rights and remedies of any Agent, the Issuing Lender or the Lenders under any Credit Document, or (iv) on the ability of any Credit Party to perform its obligations under the Credit Documents.

“Original Currency” has the meaning ascribed thereto in Section 3.17(1).

“Other Currency” has the meaning ascribed thereto in Section 3.17(1).

“Other Taxes” has the meaning ascribed thereto in Section 3.16(2).

“Required Lenders” has the meaning ascribed thereto in the Amended and Restated Credit Agreement.

“Requisite Creditors” has the meaning ascribed thereto in Section 5.5.

“Revolving Credit Termination Date” has the meaning ascribed thereto in the Amended and Restated Credit Agreement.

“Secured Creditors” means, collectively, the Bank Creditors and the Interest Rate Creditors.

“Shares” has the meaning ascribed thereto in Section 4.1(a).

“Subsidiary Guarantors” has the meaning ascribed thereto in the Amended and Restated Credit Agreement.

“Syndication Agent” means DBTCA acting as syndication agent for the Lenders under the Amended and Restated Credit Agreement and any successor appointed pursuant to the Amended and Restated Credit Agreement, and its permitted assigns.

“Taxes” has the meaning ascribed thereto in Section 3.16(1).

“Termination Date” means the date upon which the Total Commitments under the Amended and Restated Credit Agreement have been terminated and all Interest Rate Agreements entered into with any Interest Rate Creditor have been terminated, no Note under the Amended and Restated Credit Agreement is outstanding and all Loans thereunder have been repaid in full, all Letters of Credit issued under the Amended and Restated Credit Agreement have been terminated (or cash collateralized in a manner satisfactory to the Administrative Agent) and all Guaranteed Obligations then due and payable have been paid in full.

Section 1.2            Terms Incorporated by Reference.

Capitalized terms not defined in this Guarantee shall have the meanings given to them in the Amended and Restated Credit Agreement.

Section 1.3            Statutes.

Unless specified otherwise, reference in this Guarantee to a statute refers to that statute as it may be amended, or to any restated or successor legislation of comparable effect.

Section 1.4            Certain Phrases, etc.

In this Guarantee (i) (y) the words “including” and “includes” mean “including (or includes) without limitation” and (z) the phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”, and (ii) in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.5            Gender and Number.

Any reference in this Guarantee to gender shall include all genders and words importing the singular number only shall include the plural and vice versa.

Section 1.6            Headings, etc.

The division of this Guarantee into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect the interpretation of this Guarantee.

ARTICLE 2
GUARANTEE

Section 2.1            Guarantee.

(1)           The Guarantor irrevocably and unconditionally guarantees:

(a)           to the Bank Creditors the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of (i) the principal of and interest on the Notes issued by, and the Loans made to, the Borrower under the Amended and Restated Credit Agreement, (ii) all reimbursement obligations and unpaid drawings with respect to Letters of Credit issued under the Amended and Restated Credit Agreement and (iii) all other obligations (including obligations which, but for any automatic stay under any applicable Insolvency Legislation, would become due) and liabilities owing by the Borrower to the Bank Creditors under the Amended and Restated Credit Agreement and the other Credit Documents (including indemnities, Fees and interest thereon) whether now existing or hereafter incurred under, arising out of or in connection with the Amended and Restated Credit Agreement or any other Credit Document and the due performance and compliance with the terms of the Credit Documents by the Borrower (all such principal, interest, liabilities and obligations under this paragraph (a), except to the extent consisting of obligations or liabilities with respect to Interest Rate Agreements, being herein collectively called, the “Amended and Restated Credit Agreement Obligations”); and

(b)           to each Interest Rate Creditor the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations (including obligations which, but for any automatic stay under any applicable Insolvency legislation, would become due) and liabilities owing by the Borrower under any Interest Rate Agreement, whether now in existence or hereafter arising, and the due performance and compliance by the Borrower with all terms, conditions and agreements contained therein (all such obligations and liabilities, the “Interest Rate Obligations”).

The Guarantor promises to pay, on demand, all reasonable out-of-pocket costs and expenses (including reasonable fees and disbursements of counsel) incurred by or on behalf of the Secured Creditors and the Collateral Agent in enforcing any of their respective rights under this Guarantee and by the Collateral Agent in connection with any amendment, waiver or consent relating thereto.

(2)           Additionally, the Guarantor unconditionally and irrevocably guarantees the payment of any and all Guaranteed Obligations of the Borrower to the Secured Creditors whether or not due or payable by the Borrower upon the occurrence in respect of the Borrower of any of the events specified in Section 9.1(e) of the Amended and Restated Credit Agreement, and unconditionally and irrevocably, promises to pay such Guaranteed Obligations to the Secured Creditors, or order, on demand, in lawful money of the United States.

Section 2.2            Absolute Liability.

(1)           The Guarantor guarantees that the Guaranteed Obligations will be paid to the Collateral Agent and the Secured Creditors strictly in accordance with their terms and conditions, that the Guarantor shall be liable as principal debtor and not solely as surety with respect to the payment of the Guaranteed Obligations and that the liability of the Guarantor under this Guarantee shall be absolute and unconditional irrespective of:

(a)           the lack of validity or enforceability of any terms of any of the other Credit Documents or the Interest Rate Agreements;

(b)           any contest by the Borrower or any other Person as to the amount of the Guaranteed Obligations, the validity or enforceability of any terms of the Credit Documents or the Interest Rate Agreements or the perfection or priority of any security granted to the Collateral Agent or the Secured Creditors;

(c)           any defence, counter-claim or right of set-off available to the Borrower;

(d)           any change in the time or times for, or place of or manner of payment of the Guaranteed Obligations or any consent, waiver, renewal, extension or other indulgences which the Secured Creditors or the Collateral Agent may grant to the Borrower or any other Person or any amendment or supplement to, or alteration or renewal of, or restatement or modification of (including any increase in the amounts available thereunder or the inclusion of additional borrowers thereunder), or other action or inaction under, any of the Credit Documents or the Interest Rate Agreements or the Guaranteed Obligations and this Guarantee shall apply to the Guaranteed

Obligations as so changed, indulged, amended, supplemented, altered, renewed, restated, modified or increased;

(e)           any dealings with the security which the Secured Creditors or the Collateral Agent hold or may hold pursuant to the terms and conditions of the Credit Document or the Interest Rate Agreements, including the taking, giving up or exchange of securities, their variation or realization, the accepting of compositions and the granting of releases and discharges;

(f)            any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to the Borrower, the Guarantor or any other Person or any action taken with respect to this Guarantee by any trustee or receiver, or by any court, in any such proceeding, whether or not the Guarantor shall have notice or knowledge of any of the foregoing;

(g)           the assignment of all or any part of the benefits of this Guarantee;

(h)           any invalidity, non-perfection or unenforceability of any security held by the Secured Creditors or the Collateral Agent or any irregularity, default or defect in the manner or procedure by which the Collateral Agent and the Secured Creditors deals with or realizes on such security; and

(i)            any other circumstances which might otherwise constitute a defence available to, or a discharge of, the Guarantor, the Borrower or any other Person in respect of the Guaranteed Obligations or this Guarantee, except indefeasible payment in full of the Guaranteed Obligations on the Termination Date.

(2)           The Guarantor understands, agrees and confirms that the Secured Creditors may enforce this Guarantee up to the full amount of the Guaranteed Obligations without proceeding against the Borrower or any other guarantor of the Guaranteed Obligations.

ARTICLE 3
ENFORCEMENT

Section 3.1            Remedies.

The Secured Creditors and the Collateral Agent shall not be bound to exhaust their recourse against the Borrower or any other Person or realize on any security they may hold in respect of the Guaranteed Obligations before being entitled to payment under this Guarantee and the Guarantor renounces all benefits of discussion and division.

Section 3.2            Impairment of Security.

Any loss of, or loss of value of, any security granted to any of the Secured Creditors or the Collateral Agent by the Borrower or any other Person shall not discharge pro tanto or limit or lessen the liability of the Guarantor under this Guarantee.

Section 3.3            Amount of Guaranteed Obligations.

Any account settled or stated by or between the Collateral Agent and the Borrower, or if any such account has not been settled or stated immediately before demand for payment under this Guarantee, any account stated by the Collateral Agent shall, in the absence of manifest error, be accepted by the Guarantor as prima facie evidence of the amount of the Guaranteed Obligations which is due by the Borrower to the Secured Creditors and the Collateral Agent or remains unpaid by the Borrower to the Secured Creditors and the Collateral Agent.

Section 3.4            Payment on Demand.

The obligation of the Guarantor to pay the amount of the Guaranteed Obligations and all other amounts payable by it to the Secured Creditors or the Collateral Agent under this Guarantee shall arise, and the Guarantor shall make such payments, immediately after demand for same is made in writing to it.  The liability of the Guarantor shall bear interest from the date of such demand at the rate or rates of interest then applicable to the Guaranteed Obligations under and calculated in the manner provided in the Credit Documents.

Section 3.5            Assignment and Postponement.

(1)           All obligations, liabilities and indebtedness of the Borrower to the Guarantor of any nature whatsoever and all security therefor (the “Intercorporate Indebtedness”) are hereby assigned and transferred to the Collateral Agent as continuing and collateral security for the Guarantor’s obligations under this Guarantee.  Until the occurrence of an Event of Default, the Guarantor may receive payments in respect of the Intercorporate Indebtedness in accordance with their terms.  The Guarantor shall not assign all or any part of the Intercorporate Indebtedness to any Person other than the Collateral Agent or the Secured Creditors.

(2)           Upon the occurrence and during the continuance of an Event of Default, all Intercorporate Indebtedness shall be held in trust for the Secured Creditors and the Collateral Agent and shall be collected, enforced or proved subject to, and for the purpose of, this Guarantee and any payments received by the Guarantor in respect of the Intercorporate Indebtedness shall be segregated from other funds and property held by the Guarantor and immediately paid to the Collateral Agent on account of the Guaranteed Obligations.

(3)           Upon the occurrence and during the continuance of an Event of Default, the Secured Creditors and the Collateral Agent shall be entitled to receive indefeasible payment of the Guaranteed Obligations in full before the Guarantor receives any payment on account of any Intercorporate Indebtedness.  In such case, the Intercorporate Indebtedness shall not be released or withdrawn or set off against any amount, obligation, liability or other indebtedness owing to the Borrower by the Guarantor unless the Collateral Agent’s written consent to the release or withdrawal or set off is first obtained.  The Guarantor shall not permit the prescription of the Intercorporate Indebtedness by any statute of limitations or ask for or obtain any security or negotiable paper for, or other evidence of, the Intercorporate Indebtedness unless the same is delivered forthwith to the Collateral Agent.

Section 3.6            Suspension of Guarantor Rights.

(1)           The Guarantor agrees that so long as there are any Guaranteed Obligations, the Guarantor shall not exercise any rights which it may at any time have by reason of the performance of any of its obligations under this Guarantee (i) to be indemnified by the Borrower, (ii) to claim contribution from any other guarantor of the debts, liabilities or obligations of the Borrower, or (iii) to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Secured Creditors or the Collateral Agent under any of the Credit Documents.

(2)           The Guarantor waives (to the fullest extent permitted by law) all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonour, notices of acceptance of this Guarantee, and notices of the existence, creation or incurring of new or additional indebtedness.  The Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which the Guarantor assumes and incurs hereunder, and agrees that the Secured Creditors shall have no duty to advise the Guarantor of information known to them regarding such circumstances or risks.

Section 3.7            No Prejudice to Secured Creditors or Collateral Agent.

The Secured Creditors and the Collateral Agent shall not be prejudiced in any way in the right to enforce any provision of this Guarantee by any act or failure to act on the part of the Borrower, the Secured Creditors or the Collateral Agent (save and except any act on the part of the Secured Creditors or the Collateral Agent to expressly terminate this Guarantee on the Termination Date).  The Collateral Agent and the Secured Creditors may, at any time and from time to time, in such manner as any of them may determine is expedient, without any consent of, or notice to, the Guarantor and without impairing or releasing the obligations of the Guarantor (i) change the manner, place, time or terms of payment of, or renew, increase, refinance, accelerate or alter, the Guaranteed Obligations, (ii) renew, increase, accelerate, replace, refinance or otherwise vary any credit or credit facilities to, or the terms or conditions of any transaction with, the Borrower or any other Person, (iii) release, compound or vary the liability of the Borrower or any other Person liable in any manner under or in respect of the Guaranteed Obligations, (iv) exercise or enforce or refrain from exercising or enforcing any right or security against the Borrower, the Guarantor or any other Person, and (v) apply any sums from time to time received to the Guaranteed Obligations.  In their dealings with the Borrower, the Collateral Agent and the Secured Creditors need not enquire into the authority or power of any Person purporting to act for or on behalf of the Borrower.

Section 3.8            Rights of Subrogation.

Any rights of subrogation acquired by the Guarantor by reason of payment under this Guarantee shall not be exercised until the Guaranteed Obligations and all other amounts due to the Secured Creditors have been paid or repaid in full and such rights of subrogation shall be no greater than the rights held by the Secured Creditors.  In the event (i) of the liquidation, winding-up or bankruptcy of the Borrower (whether voluntary or compulsory), (ii) that the Borrower makes a bulk sale of any of its assets within the provisions of any bulk sales legislation, or (iii) that the Borrower makes any composition with creditors or enters into any scheme of arrangement, then the Secured Creditors shall have the right to rank in priority to the Guarantor for their full claims in respect of the Guaranteed Obligations and receive all dividends or other payments until their claims have been paid in full.  The Guarantor shall continue to be liable, less any payments made by it, for any balance which may be owing to the Secured Creditors by the Borrower.  No valuation or retention of their security by the Secured Creditors shall, as between the Secured Creditors and the Guarantor, be considered as a purchase of such security or as payment or satisfaction or reduction of all or any part of the Guaranteed Obligations.  If any amount is paid to the Guarantor at any time when all the Guaranteed Obligations and other amounts due to the Secured Creditors have not been paid in full, the amount shall be held in trust for the benefit of the Secured Creditors and shall immediately be paid to the Collateral Agent to be credited and applied upon the Guaranteed Obligations, whether matured or unmatured.  The Guarantor shall have no recourse against the Secured Creditors for any invalidity, non-perfection or unenforceability of any security held by the Secured Creditors or any irregularity or defect in the manner or procedure by which the Secured Creditors realize on such security.

Section 3.9            No Set-off.

To the fullest extent permitted by law, the Guarantor shall make all payments under this Guarantee without regard to any defence, counter-claim or right of set-off available to it.

Section 3.10         Successors of the Borrower.

Any change or changes in the name of, or reorganization (whether by way of reconstruction, consolidation, amalgamation, merger, transfer, sale, lease or otherwise) of, the Borrower or its business shall not affect or in any way limit or lessen the liability of the Guarantor under this Guarantee or under any of the Guarantor Security Documents.  This Guarantee and the Guarantor Security Documents shall extend to any person, firm or corporation acquiring all or substantially all of the assets of the Borrower.

Section 3.11         Continuing Guarantee.

This Guarantee is a continuing guarantee.  It extends to all present and future Guaranteed Obligations, applies to and secures the ultimate balance of the Guaranteed Obligations due or remaining due to the Collateral Agent and the Secured Creditors and shall be binding as a continuing obligation of the Guarantor until the Termination Date.  This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Secured Creditors or the Collateral Agent upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though the payment had not been made.

Section 3.12         Supplemental Security.

This Guarantee is in addition and without prejudice to and supplemental to all other guaranties and securities held or which may hereafter be held by the Secured Creditors or the Collateral Agent.

Section 3.13         Security for Guarantee.

The Guarantor acknowledges that this Guarantee is intended to secure payment of the Guaranteed Obligations and that the payment of the Guaranteed Obligations and the other obligations of the Guarantor under this Guarantee are secured pursuant to the terms and provisions of the Guarantor Security Documents.

Section 3.14         Right of Set-off.

Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent and each of the Secured Creditors are authorized by the Guarantor and may, to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Collateral Agent or the Secured Creditors to or for the credit or the account of the Guarantor against any and all of the obligations of the Guarantor now or hereafter existing irrespective of whether or not (i) the Secured Creditors or the Collateral Agent have made any demand under this Guarantee, or (ii) any of the obligations comprising the Guaranteed Obligations are contingent or unmatured.  The Collateral Agent and the Secured Creditors agree promptly to notify the Guarantor after any such set-off and application made by the relevant Collateral Agent or Secured Creditor provided that the failure to give notice shall not affect the validity of the set-off and application.  The rights of the Collateral Agent and the Secured Creditors under this Section 3.14 are in addition and without prejudice to and supplemental to other rights and remedies which the Collateral Agent and the Secured Creditors may have.

Section 3.15         Interest Act (Canada).

The Guarantor acknowledges that certain of the rates of interest applicable to the Guaranteed Obligations may be computed on the basis of a year of 360 days and paid for the actual number of days elapsed.  For purposes of the Interest Act (Canada), whenever any interest is calculated using a rate based on a year of 360 days such rate determined pursuant to such calculation, when expressed as an annual rate is equivalent to (i) the applicable rate based on a year of 360 days, (ii) multiplied by the actual number of days in the calendar year in which the period for such interest is payable (or compounded) ends, and (iii) divided by 360.

Section 3.16         Taxes and Other Taxes.

(1)           All payments to the Secured Creditors and the Collateral Agent by the Guarantor under this Guarantee or under any of the Guarantor Security Documents shall be made free and clear of and without deduction or withholding for any and all taxes, levies, imposts, deductions, charges or withholdings and all related liabilities (all such taxes, levies, imposts, deductions, charges, withholdings and liabilities being referred to as “Taxes”) imposed by any jurisdiction (or any political subdivision or taxing authority of it), unless such Taxes are required by applicable Law to be deducted or withheld.  If the Guarantor shall be required by applicable Law to deduct or withhold any such Taxes from or in respect of any amount payable under this Guarantee or under any of the Guarantor Security Documents, (i) the amount payable shall be increased (and for greater certainty, in the case of interest, the amount of interest shall be increased) as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to any additional amounts paid under this Section 3.16), the Secured Creditors and the Collateral Agent receive an amount equal to the amount they would have received if no such deduction or withholding had been made, (ii) the Guarantor shall make such deductions or withholdings, and (iii) the Guarantor shall immediately pay the full amount deducted or withheld to the relevant Governmental Entity in accordance with applicable Law.

(2)           The Guarantor agrees to immediately pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, financial institutions duties, debits taxes or similar levies (all such taxes, charges, duties and levies being referred to as “Other Taxes”) which arise from any payment made by the Guarantor under this Guarantee or under any of the Guarantor Security Documents or from the execution, delivery or registration of, or otherwise with respect to, this Guarantee or any of the Guarantor Security Documents.

(3)           The Guarantor shall indemnify the Secured Creditors and the Collateral Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable by the Guarantor under this Section 3.16) paid by the Secured Creditors or the Collateral Agent and any liability (including penalties, interest and expenses) arising from or with respect to such Taxes or Other Taxes, whether or not they were correctly or legally asserted, excluding, in the case of any Secured Creditor and the Collateral Agent, and subject to the next following sentence, Taxes imposed on its net income or net profits (or any branch of profits tax imposed in lieu of net income taxes) or capital taxes or receipts and franchise taxes.  If any Taxes on the worldwide net income, profits or gains of any Secured Creditor or the Collateral Agent are asserted, imposed, levied or assessed against such Secured Creditor or the Collateral Agent in respect of any amount payable pursuant to this Section 3.16, the Guarantor will indemnify such Secured Creditor or the Collateral Agent, as the case may be, against such payment or liability together with any interest, penalties and expenses payable or incurred in connection therewith.  Payment under this indemnification shall be made within 30 days from the date the Collateral Agent or the relevant Secured Creditor, as the case may be, makes written demand for it.  A certificate as to the amount of such Taxes or Other Taxes submitted to the Guarantor by the Collateral Agent or the relevant Secured Creditor shall be prima facie evidence, absent manifest error, of the amount due from the Guarantor to the Collateral Agent or the Secured Creditors, as the case may be.

(4)           The Guarantor shall furnish to the Collateral Agent and the Secured Creditors the original or a certified copy of a receipt evidencing payment of Taxes or Other Taxes made by the Guarantor within 30 days after the date of any payment of Taxes or Other Taxes.

(5)           If a Secured Creditor or the Collateral Agent is, in its sole opinion, entitled to claim a refund or able to apply for or otherwise take advantage of any tax credit, tax deduction or similar benefit by reason of any withholding or deduction made by the Guarantor in respect of a payment made by it under this Guarantee, which payment shall have been increased pursuant to this

Section 3.16, then such Secured Creditor or the Collateral Agent, as the case may be, will use reasonable effort to obtain the refund, credit, deduction or benefit and upon credit or receipt of it will pay to the Guarantor, the amount (if any) not exceeding the increased amount paid by the Guarantor, as equals the net after-tax value to such Guarantor of that part of the refund, credit, deduction or benefit as it considers is allocable to such withholding or deduction having regard to all of its dealings giving rise to similar credits, deductions or benefits in relation to the same tax period and to the cost of obtaining the same.  Nothing contained in this Section 3.16 shall interfere with the right of the Secured Creditor or the Collateral Agent to arrange its tax affairs in whatever manner it deems fit and in particular, neither any Secured Creditor nor the Collateral Agent shall be under any obligation to claim relief from its corporate profits or similar tax liability in respect of any deduction or withholding in priority to any other relief, claims, credits or deductions available to it and neither any Secured Creditor nor the Collateral Agent shall be obligated to disclose to the Guarantor any information regarding its tax affairs, tax computations or otherwise.

Section 3.17         Judgment Currency.

(1)           If, for the purposes of obtaining judgment in any court, it is necessary to convert all or any part of the Guaranteed Obligations or any other amount due to a Secured Creditor or the Collateral Agent in respect of the Guarantor’s obligations under this Guarantee in any currency (the “Original Currency”) into another currency (the “Other Currency”), the Guarantor, to the fullest extent that it may effectively do so, agrees that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Secured Creditor or the Collateral Agent, as the case may be, could purchase the Original Currency with the Other Currency on the Business Day preceding that on which final judgement is paid or satisfied.

(2)           The obligations of the Guarantor in respect of any sum due in the Original Currency from it to any Secured Creditor or the Collateral Agent shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by such Secured Creditor or the Collateral Agent, as the case may be, of any sum adjudged to be so due in such Other Currency such Secured Creditor or the Collateral Agent, as the case may be, may, in accordance with its normal banking procedures, purchase the Original Currency with such Other Currency.  If the amount of the Original Currency so purchased is less than the sum originally due to the Secured Creditor or the Collateral Agent, as the case may be, in the Original Currency, the Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Secured Creditor or the Collateral Agent, as the case may be, against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to the Secured Creditor or the Collateral Agent, as the case may be, in the Original Currency, the Secured Creditor or the Collateral Agent, as the case may be, agrees to remit such excess to the Guarantor.

ARTICLE 4
REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 4.1            Representations and Warranties.

The Guarantor hereby represents and warrants to and in favour of the Collateral Agent and the Secured Creditors, acknowledging and confirming that each Secured Creditor and the Collateral Agent is relying thereon without independent inquiry in connection with the acceptance of this Guarantee, that:

(a)           Shares.  As of the Effective Date, the authorized capital of the Guarantor consists of an unlimited number of common shares of which only 1000 common shares (and no more) have been issued and are outstanding as fully paid and non-assessable.  The Borrower is the registered and beneficial owner of all of the issued and outstanding common shares in the capital of the Guarantor (the “Shares”).  As of the Effective Date, the Guarantor is not a party to any unanimous shareholder’s declaration, shareholders’ agreement or other agreement relating to the Shares or within the meaning of Section 108 of the Business Corporations Act (Ontario).  The Guarantor does not own beneficially or of record any shares or other securities in any Person.

(b)           Incorporation and Qualification.  The Guarantor is a corporation duly incorporated, organized and validly existing under the laws of the Province of Ontario and, and as of the Effective Date, is extra-provincially registered to carry on business in the Provinces of Quebec, Manitoba, Saskatchewan, Alberta and British Columbia, but is not qualified, licensed or registered to carry on business in any other jurisdiction nor could failure to be so qualified have a Material Adverse Effect.

(c)           Corporate Power.  The Guarantor has all requisite corporate power and authority to (i) own, lease and operate its properties and assets and to carry on the business in which it is engaged and presently proposes to engage, and (ii) enter into and perform its obligations under the Credit Documents to which it is a party.

(d)           Conflict With Other Instruments.  The execution and delivery by the Guarantor and the performance by it of its obligations under, and compliance with the terms, conditions and provisions of, the Credit Documents to which it is a party will not (i) conflict with or result in a breach of any of the terms or conditions of (t) its constating documents or by-laws, (u) any applicable law, rule or regulation, (v) any contractual restriction binding on or affecting it or its properties, or (w) any judgment, injunction, determination, order, decree, writ or award which is binding on it, or (ii) result in, require or permit (x) the imposition of any encumbrance in, on or with respect to any of its assets or property (except in favour of the Collateral Agent and the Secured Creditors) or (y) the acceleration of the maturity of any Indebtedness binding on or affecting the Guarantor, except in each of the foregoing cases (except clause(t)), any contravention, conflicts, encumbrances or accelerations which are not reasonably likely to adversely affect any Lender or to have a Material Adverse Effect.

(e)           Corporate Action, Governmental Approvals, etc.  The execution and delivery of each of the Credit Documents by the Guarantor and the performance by the Guarantor of its obligations under the Credit Documents to which it is a party has been duly authorized by all necessary corporate action including the obtaining of all necessary shareholder consents.  Except for the filing of financing statements and financing change statements and for any other filings, registrations or recordings required under the Guarantor’s Security Documents (all of which have been made or will be made within one Business Day hereof, save and except for any filings, registrations or recordings in respect of fixtures in the appropriate land registry office and in respect of any assignment of Crown debts (as that term is defined in the Financial Administration Act (Canada) to which Part VII of the Financial Administration Act (Canada) applies), no authorization, consent, approval, registration, qualification, designation, declaration, filing, recording or registration with or exemption by any Governmental Entity or other Person, is or was necessary in connection with (i) the execution, delivery and performance of obligations under the Credit Documents to which the Guarantor is a party; or (ii) the legality, validity, binding effect or enforceability of any such Credit Document.

(f)            Execution and Binding Obligation.  This Guarantee and the other Credit Documents to which the Guarantor is a party have been duly executed and delivered by the Guarantor and constitute legal, valid and binding obligations of the Guarantor enforceable against it in accordance with their respective terms, subject only to any limitation under applicable laws relating to (i) bankruptcy, insolvency, arrangement or creditors’ rights generally, and (ii) the discretion that a court may exercise in the granting of equitable remedies.

(g)           Litigation.  There are no actions, suits, arbitrations, investigations or proceedings pending or threatened (i) with respect to any Credit Document to which the Guarantor is a party or (ii) that, after giving effect to expected insurance proceeds and indemnity payments, are reasonably likely to have a Material Adverse Effect.

Section 4.2            Survival of Representations and Warranties.

The representations and warranties herein set forth or contained in any certificates or documents delivered to the Collateral Agent or the Secured Creditors pursuant hereto shall not merge in or be prejudiced by and shall survive any Notes issued by, and Loans made to, the Borrower under the Amended and Restated Credit Agreement, Letters of Credit issued under the Amended and Restated Credit Agreement, and obligations under any Interest Rate Agreement, and shall continue in full force and effect until the Guaranteed Obligations and all other amounts owing hereunder shall be paid or repaid in full.

Section 4.3            Amended and Restated Credit Agreement.

Until the Guaranteed Obligations and all other amounts owing hereunder shall be paid or repaid in full and the Secured Creditors have no obligations under the Amended and Restated Credit Agreement or the Interest Rate Agreements, the Guarantor covenants and agrees that it shall take, or shall refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in Article 7 or Article 8 of the Amended and Restated Credit Agreement and so that no Default or Event of Default, is caused by the action of the Guarantor and its Subsidiaries.

ARTICLE 5
GENERAL

Section 5.1            Notices, etc.

All notices, requests, demands or other communications provided for hereunder made in writing (including telexed or telecopier communication) shall be deemed to have been duly given or made when delivered to the Person to which such notice, request, demand or other communication is required or permitted to be given or made under this Guarantee, addressed as follows:

(a)           To the Guarantor:

c/o Williams Scotsman, Inc.

8211 Town Center Drive

Baltimore, Maryland 21236-5997

Attention:	John B. Ross

Telephone:	(410)931-6000 ext.6105
Facsimile:	(410)931-6117

With a copy to:

Davies Ward Phillips & Vineberg LLP
1 First Canadian Place
44th Floor
P.O. Box 63
Toronto, Ontario
M5X 1B1

Attention:	Kent F. Beattie

Telephone:	(416)367-6927
Facsimile:	(416)863-0871

(b)           To the Collateral Agent at:

Bank of America, N.A.
335 Madison Avenue
New York, New York 10017

Attention:	Business Capital/URGENT

Telephone:	(212) 503-7632
Facsimile:	(212) 503—7330

(c)           To any Bank Creditor, other than the Collateral Agent, at such address as such Bank Creditor shall have specified in the Amended and Restated Credit Agreement;

(d)           To any Interest Rate Creditor at such address as such Interest Rate Creditor shall have specified in writing to the Obligor and the Collateral Agent;

or in any case at such other address as any of the Persons listed above may hereafter notify the others in writing, except that notices and communications to the

Administrative Agent or any Credit Party shall not be effective until received by the Administrative Agent or such Credit Party.

Section 5.2            Currency.

All references in this Guarantee to dollars, unless otherwise specifically indicated, are expressed in lawful currency of the United States of America.

Section 5.3            Successors and Assigns.

This Guarantee shall be binding upon the Guarantor, its successors and assigns, and shall enure to the benefit of the Secured Creditors, the Collateral Agent and their respective successors and assigns.  All rights of the Collateral Agent and the Secured Creditors shall be assignable and in any action brought by an assignee to enforce any such right, the Guarantor shall not assert against the assignee any claim or defence which the Guarantor now has or hereafter may have against the Collateral Agent or any of the Secured Creditors.

Section 5.4            Severability.

If any provision of this Guarantee is deemed by any court of competent jurisdiction to be invalid or void, the remaining provisions shall remain in full force and effect.

Section 5.5            Waivers, etc.

Neither this Guarantee nor any provision hereof may be changed, waived, discharged or terminated, with respect to any Guarantor, except with the written consent of (x) the Required Lenders (or to the extent required by Section 11.10 of the Amended and Restated Credit Agreement, with the written consent of each Lender) at all times prior to the time on which all Amended and Restated Credit Agreement Obligations have been paid in full or (y) the holders of at least a majority of the outstanding Interest Rate Obligations at all times after the time on which all Amended and Restated Credit Agreement Obligations have been paid in full; provided, that any change, waiver, modification or variance affecting the rights and benefits of a single Class (as defined below) of Secured Creditors (and not all Secured Creditors in a like or similar manner) shall require the written consent of the Requisite Creditors (as defined below) of such Class of Secured Creditors (it being understood that the release of any guarantor hereunder shall not constitute a change, waiver, discharge or termination affecting any guarantor other than the guarantor so added or released).  For the purpose of this Guarantee the term “Class” means each class of Secured Creditors, i.e., whether (x) the Bank Creditors as holders of the Amended and Restated Credit Agreement Obligations or (y) the Interest Rate Creditors as the holders of the Interest Rate Obligations.  For the purpose of this Guarantee, the term “Requisite Creditors” of any Class means each of (x) with respect to the Amended and Restated Credit Agreement Obligations, the Required Lenders, or if required by Section 11.10 of the Amended and Restated Credit

Agreement, all of the Lenders and (y) with respect to the Interest Rate Obligations, the holders of at least a majority of all obligations outstanding from time to time under the Interest Rate Agreements.

Section 5.6            Enforcement by Secured Creditors.

Notwithstanding anything else to the contrary in this Guarantee, the Secured Creditors and the Collateral Agent agree that this Guarantee may be enforced only by the action of the Administrative Agent or the Collateral Agent, in each case acting upon the instructions of the Required Lenders (or, after the date on which all Amended and Restated Credit Agreement Obligations have been paid in full, the holders of at least a majority of the Interest Rate Obligations) and that no other Secured Creditor shall have any right individually to seek to enforce or to enforce this Guarantee or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent or the Collateral Agent or the holders of at least a majority of the Interest Rate Obligations, as the case may be, for the benefit of the Secured Creditors upon the terms of this Guarantee and the other Credit Documents.  The Secured Creditors further agree that this Guarantee may not be enforced against any director, officer, employee, or shareholder (except to the extent such shareholder is a Credit Party) of the Guarantor.  It is understood that the agreement in this Section 5.6 is among and solely for the benefit of the Lenders and that if the Required Lenders so agree (without requiring the consent of the Guarantor), the Guarantee may be directly enforced by any Secured Creditor.

Section 5.7            Governing Law.

This Guarantee shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF the Guarantor has caused this Guarantee to be executed by its duly authorized officers as of the day and year first above written.

WILLIAMS SCOTSMAN OF CANADA, INC.

By:	/s/ Tom Bruyea
Name: Tom Bruyea
Title: Authorized Signing Officer